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                                                                   EXHIBIT 10.20

                             EMPLOYMENT AGREEMENT
                             --------------------

     Employment Agreement (the "Agreement"), dated May 4,1998 by and between Physicians Resource Group, Inc., a Delaware corporation (the "Company"), and Ann Chaney ("Employee").

                              W I T N E S S E T H:
                              -------------------

     Section 1. Employment. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

     Section 2. Duties. Employee shall serve as the Chief Accounting Officer of the Company. Employee agrees to devote her full time and best efforts to the performance of her duties to the Company. Employee and the Company acknowledge that the corporate finance office of the Company will be located in Houston, Texas. In the event the Company moves the corporate finance office away from Houston, Texas, Employee shall be entitled to terminate this Employment Agreement in accordance with the provisions of Section 6(d) hereof. Employee acknowledges that the corporate finance office is currently located in Dallas, Texas and agrees to commute to Dallas for a reasonable period of time to coordinate the transition of such office to Houston, Texas. The Company acknowledges that the process of relocating the corporate finance function to Houston will begin immediately.

     Section 3. Term. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for two years ("Initial Term"), commencing on the date of this Agreement. This Agreement shall be automatically renewed thereafter for successive one year terms ("Renewal Term") unless either party gives to the other written notice of termination no fewer than thirty (30) days prior to the expiration of any such term that it does not wish to extend this Agreement.

     Section 4. Compensation and Benefits. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

          (a) Base Salary. Commencing on the date hereof, Employee shall be entitled to receive a base salary of $100,000 per annum or as increased from time to time by executive management.

          (b) Bonus. During the Term of employment, Employee shall be eligible to receive an annual cash bonus in an amount determined in accordance with the employee incentive plan adopted by the Board of Directors of the Company on January 24, 1998 (the "Employee Incentive Plan"). The Employee Incentive Plan shall provide Employee with a target bonus opportunity of thirty-five percent (35%) of Employee's salary range midpoint for each calendar year in the Term of employment if the Company attains specified budgeted financial performance objectives for such year, and an over achievement bonus opportunity of five percent (5%) of target bonus for each one percent (1%) the Company exceeds such

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     specified budgeted financial performance objectives. The financial performance objectives shall be determined by the Board of Directors on an annual basis each year during the Term of employment. With respect to calendar year 1998, the financial performance objectives of the Employee Incentive Plan are set forth on Exhibit A, attached hereto and incorporated herein by reference. All bonuses payable to Employee under the Employee Incentive Plan shall be determined and paid within the first quarter of the year following the year for which such bonus is payable.

          (c) Benefits. During the term of this Agreement, Employee shall be entitled to participate in and receive benefits under any and all employee benefit plans and programs which are from time to time generally made available to the executive employees of the Company, subject to approval and grant by the appropriate committee of the Board of Directors of the Company with respect to programs calling for such approvals or grants.

          (d) Options. To induce Employee to enter into employment with the Company and as a condition of Employee's acceptance of such employment, effective upon the date of acceptance of employment, the Company shall grant to Employee an option to purchase Twenty-Five Thousand (25,000) shares of the Common Stock, par value $0.01 per share, of the Company (the "Common Stock,") at an exercise price of Four and One Six-Teenth Dollars ($4.0625) per share (the "Option"). To evidence the Option, promptly after the execution of this Agreement, the Company shall execute and deliver to the Employee an option agreement, which shall contain terms and conditions consistent with this Agreement and shall provide, among other things, for the following:

                 (i) The Option shall be vested one-third immediately, one-third on the first anniversary and one-third on the second anniversary, with an ultimate expiration date of ten years from the date of grant.

                 (ii) The grant of the Option shall not be subject to any approval by stockholders of the Company.

                 (iii) The shares of Common Stock of the Company issuable under the Option shall be fully registered and freely tradeable and shall be of the same class of voting common stock of the Company, with the same rights, powers and privileges, as is currently publicly traded on the New York Stock Exchange and registered with the United States Securities and Exchange Commission. Without limiting the foregoing, such shares shall not be subject to any restriction, on transfer, on exercise of any right, power or privilege or otherwise, not applicable to all of such class of voting common stock generally.

                 (iv) In the event of a change in control or threatened change in control of Employer, Employee's options granted pursuant to Section 4(d) shall become immediately vested and exercisable. A "change in control" will be deemed to have occurred for purposes hereof (i) upon the occurrence of a change of stock ownership of the Company of a nature

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     that would be required to be reported in response to Item 6(e) of Schedule
     14A promulgated under the Exchange Act, and any successor Item of a similar nature; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act) of securities of the Company representing 33% or more of the combined voting power of the Company's then outstanding securities; or (iii) a change during any period of two consecutive years of a majority of the members of the Board for any reason, unless the election, or the nomination for election by the Company's stockholders, of each director was approved by a vote of a majority of the directors then still in office who were directors at the beginning of the period; provided that a change in control will not be deemed to have occurred for purposes hereof with respect to any person meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) promulgated under the Exchange Act.

     Section 5. Expenses. It is acknowledged by the parties that Employee, in connection with the services to be performed by her pursuant to the terms of this Agreement, will be required to make payments for travel (including travel and housing in Dallas during the transition period), entertainment of business associates and similar expenses. The Company will reimburse Employee for all reasonable expenses of types authorized by the Company and incurred by Employee in the performance of her duties hereunder. Employee will comply with such budget limitations and approval and reporting requirements with respect to expenses as the Company may establish from time to time.

     Section 6. Termination. Employee's employment hereunder will commence on the date of this Agreement and continue until the end of the Initial Term and any renewals of such term, except that the employment of Employee hereunder will terminate earlier upon the occurrence of the following events:

          (a) Death or Disability. Employee's employment will terminate immediately upon the death of Employee during the term of her employment hereunder or, at the option of the Company, in the event of Employee's disability, upon 30 days notice to Employee. Employee will be deemed disabled if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been absent from her duties with the Company on a full-time basis for 120 consecutive business days. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of her base salary accrued but unpaid from the last monthly payment date to the date of termination, accrued bonus, and expense reimbursements under Section 5 hereof for expenses incurred in the performance of her duties hereunder prior to termination.

          (b) For Cause. The Company may terminate the Employee's employment for "Cause" upon five (5) days written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform her duties with the Company (other than any such failure resulting from

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     incapacity due to physical or mental illness), (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company or (iii) Employee has been convicted of a felony. In the event of the termination of this Agreement pursuant to this subsection, Employee will not be entitled to any severance pay or other compensation except for any portion of her base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under
     Section 5 hereof for expenses incurred in the performance of her duties hereunder prior to termination.

          (c) By Company Without Cause. The Company may terminate this Agreement at any time for any reason without cause. Upon termination of this Agreement pursuant to this subsection, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance pay in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment by twelve (12) months. The Company will also pay Employee the portion of her base salary accrued but unpaid from the last monthly payment date to the date of termination, accrued bonus, and expense reimbursements under Section 5 hereof for expenses incurred in the performance of her duties hereunder prior to termination.

          (d) By Employee for Good Reason. Employee may terminate this Agreement for good reason in the event of either (i) termination of the employment of Peter G. Dorflinger as President and Pam Westbrook as Chief Financial Officer of the Company for any reason (including or (ii) the relocation of the corporate accounting office to a location other than Houston, Texas. Upon termination of this Agreement pursuant to this subsection, the Company will pay Employee severance pay in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment, by twelve (12) months. The Company will also pay Employee the portion of her base salary accrued but unpaid from the last monthly payment date to the date of termination, accrued bonus, and expense reimbursements under
     Section 5 hereof for expenses incurred in the performance of her duties hereunder prior to termination.

     Section 7. Effect of Termination on Options. The Employee has been granted options to purchase shares of the Company's Common Stock and may continue to be granted such options from time to time. The effect of the termination of the Employee's employment on such options shall be determined by this Section.

          (a) If the Employee voluntarily leaves the employment of the Company in breach of this Agreement, her options will automatically expire.

          (b) If Employee dies or becomes disabled, as defined in Section 6(a), while employed by the Company, her options shall become fully vested and exercisable on the date of her death or disability and shall expire twelve (12) months thereafter unless by its terms any of such options expire sooner.

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          (c)    If the Employee's employment with the Company is terminated for
     Cause, as defined in Section 6(b), her options will automatically expire.

          (d) If the Employee's employment with the Company is terminated without cause during the Initial Term, pursuant to Section 6(c) or by Employee for Good Reason pursuant to Section 6(d), her options will remain exercisable and will vest and expire in accordance with the terms of the applicable option agreements.

          (e) If the Employee's employment with the Company is terminated without cause subsequent to the Initial Term, pursuant to Section 6(c), her options shall be exercisable (to the extent exercisable on the date of termination of employment) at any time within three months following the date of termination of employment unless by its terms the option expires earlier.

     Section 8. Confidential Information. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (hereinafter called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after her term of employment, disclose any of the Confidential Information to any person, firm corporation, association, or any other entity for any reason or purpose, whatsoever, directly or indirectly, except as may be required pursuant to her employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of her confidentiality obligations hereunder. In the event of the termination of her employment, whether voluntary or involuntary and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with her any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

     Section 9. Noncompetition. Until one (1) year after termination of Employee's employment hereunder, Employee will not (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which relate to the acquisition and consolidation of medical practices which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"), (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee, or (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's noncompetition obligations hereunder will not preclude Employee from (i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted," as used herein, shall

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include those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration and scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this
Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

     Section 10.  General.

          (a) Notices. Except as otherwise provided herein, all notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this Section 10(a):

     If to the Company, to:                  with a copy to:

     Physicians Resource Group, Inc.         Physicians Resource Group, Inc.
     Three Lincoln Centre, Suite 1540        Three Lincoln Centre, Suite 1540
     5430 LBJ Freeway                        5430 LBJ Freeway
     Dallas, TX 75240                        Dallas, Texas 75240
     Attn: President                         Attn: General Counsel
     Fax No.: (972) 982-8297                 Fax No.: (972) 982-8299

     If to Employee, to:

     Ms. Ann Chaney
     10 Troy Lane
     West Columbia, TX 77468


          (b) Withholding; No Offset. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

          (c) Equitable Remedies. Each of the parties hereto acknowledges and agrees that

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     upon any breach by Employee of her obligations under Section 9 hereof, the
     Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

          (d) Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

          (e) Waivers. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

          (f) Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

          (g) Captions. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

          (h) Reference to Agreement. Use of the words "herein," "hereof," "hereto" and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

          (i) Binding Agreement. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreemcnt is not otherwise assignable by Employee.

          (j) Entire Agreement. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

          (k) Governing Law. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Texas, without regard to

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     its choice of law principles.

     EXECUTED as of the date and, year first written above.

                                             PHYSICIANS RESOURCE GROUP, INC.


                                             /s/ Peter G. Dorflinger
                                             -----------------------------------
                                             Peter G. Dorflinger
                                             President


                                             EMPLOYEE


                                             /s/ Ann Chaney
                                             -----------------------------------
                                             Ann Chaney

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